UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 23, 2023
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950		38-0549190
(Commission File Number)		(IRS Employer Identification No.)

One American Road
Dearborn,	Michigan	48126
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	F	New York Stock Exchange
6.200% Notes due June 1, 2059	FPRB	New York Stock Exchange
6.000% Notes due December 1, 2059	FPRC	New York Stock Exchange
6.500% Notes due August 15, 2062	FPRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Ford Motor Company uses the mark-to-market method of accounting for pension and other postretirement employee benefits (OPEB). Under this method, we recognize pension and OPEB remeasurement gains and losses in income when incurred rather than amortizing them over time as a component of net periodic benefit cost. The remeasurement gains and losses are reported as special items since we believe they are not reflective of our ongoing operating activities.

We expect to record a pre-tax remeasurement gain in our fourth quarter 2022 results of approximately $50 million related to our pension and OPEB plans. This includes a $1.7 billion loss associated with pension plans in the United States, a $450 million gain associated with pension plans outside the United States, and a $1.3 billion gain associated with OPEB plans globally. Overall, the small remeasurement gain is primarily explained by higher discount rates compared with year-end 2021 largely offset by pension asset returns that were lower than our assumptions. On an after-tax basis, the remeasurement is expected to decrease our net income by about $220 million. The decrease is due to the net deferred tax expense we expect to recognize as a result of the variability in tax rates in the jurisdictions where there are remeasurement gains or losses. Because the remeasurement is a special item, it will not impact our total Company adjusted EBIT or adjusted earnings per share. The remeasurement did not have an impact on our cash in 2022, and does not change our expectations for pension contributions in 2023. In aggregate, our funded plans remain fully funded.

Including the impact of remeasurement gains and losses during 2022, we expect the underfunded status for our pension and OPEB plans to be about $0.2 billion and $4.5 billion, respectively, at year-end 2022, compared with $0.3 billion and $6.0 billion, respectively, at year-end 2021. The change to the underfunded status of our plans in the aggregate primarily reflects the impact of higher discount rates.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 23, 2023	By:	/s/ David J. Witten
David J. Witten
Assistant Secretary